Exhibit 99.1

Operator

Good afternoon and welcome to Global Net Lease, Inc.’s (“GNL” or the “Company”) Second Quarter 2025 Earnings Call. [Operator Instructions]. I would now like to turn the call over to Jordyn Schoenfeld, Assistant Vice President at Global Net Lease. Please go ahead.

Jordyn Schoenfeld

Thank you. Good morning, everyone, and thank you for joining us for GNL's second quarter 2025 earnings call. Joining me today on the call is Michael Weil, GNL’s Chief Executive Officer, and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please review the forward-looking and cautionary statements section at the end of our second quarter 2025 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss certain non-GAAP financial measures, which we believe can be useful in evaluating the Company's financial performance. Descriptions of those non-GAAP financial measures that we use, such as AFFO and Adjusted EBITDA, and reconciliations of these measures to our results as reported in accordance with GAAP are detailed in our earnings release and supplemental materials.

I'll now turn the call over to our Chief Executive Officer, Michael Weil. Mike?

Mike Weil

Thanks, Jordyn. Good morning and thank you all for joining us today.

As you know, we have been steadfast in our commitment to drive durable, sustainable long-term growth and value creation by optimizing our portfolio, reducing leverage and lowering our cost of capital. In the second quarter of 2025, we once again delivered tangible progress towards these commitments, demonstrating the strength of our strategy and the discipline of our execution.

During the second quarter of 2025, we completed the $1.8 billion sale of our multi-tenant retail portfolio to RCG Ventures, further positioning us as a pure-play single-tenant net lease company with streamlined operations and a higher-quality portfolio. The sale of these assets is expected to reduce annual recurring G&A by approximately $6.5 million and generate $30 million in annual capital expenditure savings. The sale also eliminates the added complexity of managing multi-tenant retail assets. In addition, it delivered measurable improvements across key metrics — increasing occupancy to 98% from 97% as of year-end 2024, expanding annualized NOI margin by 800 basis points, raising the percentage of leases with rent escalators to 88% from 81% and enhancing liquidity to $1.0 billion from $492 million, reflecting the terms of the recently refinanced Revolving Credit Facility.

In line with our long-term debt reduction strategy, we used the net proceeds from the sale to materially reduce leverage, including a $1.1 billion paydown on GNL’s Revolving Credit Facility, in addition to the disposition of $466 million in secured mortgage debt that was assumed by RCG Ventures.

The sale of our multi-tenant retail portfolio has already benefited GNL in multiple ways. Most notably, S&P Global upgraded our corporate credit rating to BB+ from BB and raised our issuer-level rating on our unsecured notes to investment-grade BBB- from BB+. These upgrades reflect the meaningful progress we’ve made in reducing leverage, enhancing liquidity and strengthening our overall credit profile. The upgrades have also had an immediate impact on our cost of capital, lowering borrowing costs and expanding opportunities to access the unsecured bond market.

Building on that momentum, subsequent to the second quarter 2025, we refinanced our Revolving Credit Facility, securing improved pricing, enhanced liquidity, an extension of our weighted average debt maturity to 3.7 years from 2.9 years as of June 30, 2025 and increased balance sheet flexibility. The facility was met with strong demand, including heightened interest from both existing and new institutional lenders – relationships we look forward to growing over the long term. Since the third quarter of 2024, we have meaningfully lowered GNL's cost of borrowing on our Revolving Credit Facility by 70 basis points, a direct result of the strategy we put in place to lower our cost of capital through disciplined deleveraging and favorable refinancing activity.

We continue to make meaningful progress on a robust pipeline of non-core asset dispositions beyond the multi-tenant retail portfolio sale. In particular, we continue to strategically and opportunistically reduce our exposure to office assets that, while high-quality and mission-critical, we believe have not been fully valued by the market. It’s important to note that our office portfolio continues to perform well, with 100% rent collection from all tenants and the highest percentage of investment-grade tenancy across our portfolio at 77%. Lease rollover remains minimal, with expirations representing 2.5% or less of total portfolio square footage annually through 2029. We remain focused on active tenant retention, particularly within the office portfolio. Since the start of 2024, we’ve addressed 14 near-term expirations. Of these, nine were renewed, three were sold, and one is in the final stages of renewal negotiations and the last one is being finalized for sale. In total, these office renewals since the first quarter of 2024 were completed with an average lease renewal spread of approximately 7%.

In addition, as discussed on last quarter’s earnings call, we began proactively scaling back our exposure to the gas and convenience store sector — an industry facing structural shifts in consumer behavior, fuel demand, evolving transportation trends and inconsistent operations. As of August 1, 2025, we have sold approximately $108 million of assets in this category, reducing our portfolio exposure to 2.1% from 5.3%. Taking into account our disposition pipeline, we expect our exposure to this sector will be reduced to 1.4%.

These actions reflect our disciplined portfolio management strategy and our continued focus on concentrating on higher-growth sectors that are more closely aligned with our long-term vision. They also contribute to our deleveraging efforts and help reduce Net Debt to Adjusted EBITDA. Year-to-date, our closed sales plus active disposition pipeline totals $2.2 billion, and since launching our disposition initiative in 2024, total closed sales plus our disposition pipeline has exceeded $3 billion.

Importantly, we continue to take deliberate steps to further strengthen our capital structure and mitigate risk. During the second quarter of 2025, we fully paid off the remaining $459 million of secured debt that was maturing in 2025 and warehoused the amount on our Revolving Credit Facility. This facility now offers enhanced pricing and significantly greater availability as well as flexibility following the substantial paydown and refinancing completed after the multi-tenant retail portfolio sale. Looking ahead, we have no remaining 2025 debt maturities and $95 million of debt tied to retail assets expiring in 2026.

Alongside our balance sheet initiatives, we have continued to repurchase our stock. Through August 1, 2025, we have repurchased 10.2 million shares at a weighted average price of $7.52, totaling $77 million, capitalizing on the compelling opportunity to buy back shares at an AFFO yield of approximately 12%. We have remained disciplined in balancing share repurchases with leverage reduction, however the lack of improvement in our share price despite meaningful progress in improving our balance sheet and extending our debt maturities has been, to say the least, disappointing and leads us to continue to evaluate multiple corporate initiatives.

Turning to our portfolio, at the end of the second quarter of 2025, we owned over 900 properties spanning over 44 million rentable square feet. The portfolio’s occupancy grew to 98%, with a weighted average remaining lease term of 6.2 years.

Geographically, 70% of our straight-line rent is earned in North America, and 30% in Europe. Unlike many net-leased peers, we believe our exposure to Europe differentiates us by providing diversification across economic cycles and the ability to capitalize on unique market opportunities not typically available in the US.

The portfolio features a stable tenant base and a high quality of earnings with an industry-leading 60% of tenants receiving an investment-grade or implied investment-grade rating. It has an average annual contractual rental increase of 1.5%, which excludes the impact of 22.6% of the portfolio with CPI-linked leases that have historically experienced significantly higher rental increases.

On the leasing front, we achieved positive spreads encompassing over 200,000 square feet with attractive renewal spreads that were 6.0% higher than expiring rents. New leases that were completed in the second quarter of 2025 have a weighted average lease term of 10.0 years, while renewals that were completed during this period have a weighted average lease term of 5.6 years.

Our continued efforts to limit exposure to high-risk geography, asset types, tenants, and industries is a testament to our intentional diversification strategy and credit underwriting. No single tenant accounts for more than 5% of total straight-line rent, and our top 10 tenants collectively contribute only 28% of total straight-line rent. We carefully monitor all tenants in our portfolio and their business operations on a regular basis. I encourage everyone to look at the details of each segment of our portfolio, which can be found in our Q2 2025 Investor Presentation on our website.

With that, I'll turn the call over to Chris to walk through the financial results and balance sheet matters in more detail. Chris?

Chris Masterson

Thanks, Mike. Please note that, as always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release, which is posted on our website.

We also want to emphasize that second quarter 2025 earnings and leverage metrics reflect the full benefit of NOI from the encumbered assets sold as part of the multi-tenant retail portfolio sale, consistent with what we anticipated when establishing full-year guidance.

For the second quarter of 2025, we recorded revenue of $124.9 million, and a net loss attributable to common stockholders of $35.1 million. AFFO was $53.1 million or $0.24 per share.

Looking at our balance sheet, the gross outstanding debt balance was $3.1 billion at the end of the second quarter of 2025, a reduction of $2.0 billion from the end of the second quarter of 2024. Our debt is comprised of $1.0 billion in senior notes, $741 million on the multi-currency Revolving Credit Facility and $1.4 billion of outstanding gross mortgage debt. As of the end of the second quarter of 2025, 85% of our debt is fixed reflecting debt tied to fixed rates or debt that is swapped to fixed rates. Our weighted average interest rate stood at 4.3%, down from 4.7% in second quarter 2024, and our interest coverage ratio was 2.7x.

At the end of the second quarter of 2025, our Net Debt to Adjusted EBITDA ratio was 6.6x based on Net Debt of $3.0 billion significantly down from 8.1x at the end of second quarter of 2024.

As of June 30, 2025, we had liquidity of approximately $1.0 billion and $1.1 billion of capacity on our Revolving Credit Facility, reflecting the terms of the recently refinanced Revolving Credit Facility. Additionally, we had approximately 221 million shares of common stock outstanding, and approximately 223 million shares outstanding on a weighted average basis for the second quarter of 2025. As of August 1, 2025, we have repurchased 10.2 million shares at a weighted average price of $7.52 per share under our share repurchase program.

As Mike mentioned, subsequent to quarter end, on August 5, 2025 we refinanced our Revolving Credit Facility to $1.8 billion, and extended the maturity date from October 2026 into 2030, inclusive of two 6-month extension options. The refinanced Revolving Credit Facility provides enhanced benefits, most notably an immediate 35-basis point reduction in interest rate spread due to improved pricing, while also increasing liquidity and extending our weighted average debt maturity to 3.7 years from 2.9 years.

Turning to our outlook for the remainder of 2025, we are confident in our performance and are raising the lower end of our AFFO per share guidance to a new range of $0.92 to $0.96. We also reaffirm our stated Net Debt to Adjusted EBITDA range of 6.5x to 7.1x.

I'll now turn the call back to Mike for some closing remarks.

Mike Weil

Thanks, Chris.

Over the past year, we’ve made meaningful progress on our strategic priorities to streamline operations, elevate portfolio quality, reduce leverage and enhance balance sheet flexibility. We’ve sold approximately $1.8 billion of multi-tenant retail assets, transforming GNL into a pure-play single-tenant net lease REIT, and drove total asset sales to over $3 billion. We also continued executing our Share Repurchase Program, capitalizing on the opportunity to buy back shares at an AFFO yield of approximately 12%. Since the second quarter of 2024, we’ve reduced leverage by 1.5 turns, contributing to a credit rating upgrade from S&P and reflecting the tangible progress we have made in reducing our debt. This momentum supported the $1.8 billion refinancing of our Revolving Credit Facility, which immediately lowers our interest rate spread by 35 basis points, extended our weighted average debt maturity by nearly a year and increased our liquidity to over $1 billion. Quarter over quarter, beginning at the start of 2024, we have consistently executed major strategic initiatives that we believe should help narrow the valuation gap between GNL and our net lease peers.

We're proud of the significant progress GNL has made and as we move forward, everything is on the table. We are by no means finished taking the steps needed – small and large – to strengthen our overall business and maximize the value of your investment.

We’re available to answer any questions you may have after the call.

Operator, please open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].